EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

Terayon Reports Third Quarter 2004 Financial Results

     Santa Clara, California — October 28, 2004 — Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband access, delivery and management platforms, today announced financial results for the quarter ended September 30, 2004. The results are in line with preliminary results for the quarter as announced on October 8, 2004.

     Revenues for the third quarter of 2004 were $37.2 million, down 1% from $37.6 million in the third quarter of 2003, and down 13% from $42.8 million in the second quarter of 2004. Net loss for the third quarter of 2004 was $13.5 million, or $0.18 per share, as compared to a net loss of $7.2 million, or $0.10 per share, in the third quarter of 2003, and a net loss of $4.9 million, or $0.06 per share, in the second quarter of 2004. The results for the third quarter of 2004 include an inventory charge of $7.3 million, or $0.10 per share, primarily related to a write-down of excess CMTS inventory, and a charge of $1.4 million, or $0.02 per share, related to an executive separation payment. The results for the second quarter of 2004 included an inventory benefit of $0.8 million, or $0.01 per share, related to the sale of previously reserved inventory, and a charge of $3.6 million, or $0.04 per share, related to restructuring activities and executive separation payments.

     The Digital Video Solutions product line had revenues of $10.8 million in the third quarter of 2004, compared to $4.6 million in the third quarter of 2003 and $7.5 million in the second quarter of 2004. The Subscriber product line had revenues of $19.8 million in the third quarter of 2004, compared to $16.2 million in the third quarter of 2003 and $25.0 million in the second quarter of 2004. The CMTS product line had revenues of $6.6 million in the third quarter of 2004, compared to $16.8 million in the third quarter of 2003 and $10.3 million in the second quarter of 2004.

     “We are very pleased with our second consecutive quarter of record revenues in our Digital Video Solutions product line and the continued strong sales performance of our Subscriber product line,” said Jerry Chase, CEO, Terayon. “Important milestones for us during

Terayon Reports Third Quarter 2004 Financial Results — October 28, 2004

the quarter include: (i) the debut of the Terayon BP 5100 as the enabling technology behind Fox Broadcasting Company’s launch of high definition broadcasts of National Football League games, and (ii) the Euro-DOCSIS 2.0 certification of the Terayon TJ721X cable modem, which delivers another level of assurance to cable operators seeking to build more efficient networks that meet regional specifications. In contrast to those strong performances, we are disappointed by our weak CMTS sales, which reflect slower deployments by existing customers and our ongoing challenge in winning new accounts.”

     Terayon ended the third quarter with $111.9 million in cash, cash equivalents and short-term investments, and $65.1 million in convertible debt due in 2007. Accounts receivable days sales outstanding (DSO) as of September 30, 2004 was 50 days, compared with 59 days reported as of June 30, 2004.

Product Line Update

     Terayon announced today its intention to cease investment in future development of its Cable Modem Termination System (CMTS) product line. Terayon is committed to working with its CMTS customers to ensure that customer support requirements are understood and that appropriate support resources are made available going forward.

     “Despite Terayon’s undisputed technology leadership in the DOCSIS 2.0 CMTS market, we have been unable to successfully translate that into a profitable CMTS market leadership position,” said Chase. “After careful evaluation of Terayon’s overall product portfolio and strategy, we have decided to cease further investment in our CMTS product line and halt development on future hardware upgrades. We intend to work with existing customers to create agreeable support plans and minimize disruption.”

     “These changes do not alter our vision for the company,” said Chase. “Terayon continues to provide broadband solutions for video, voice and data through its existing Digital Video and Subscriber product lines, and we will leverage our head-end intellectual property through our advanced technology group as market opportunities arise in the future.”

     “As we look to future quarters, we see significant growth opportunities in our Digital Video Solutions product line driven by increased HDTV offerings and the move from analog to digital content. In addition, we are seeing increased interest in more strategic applications of our digital video technology such as on-screen branding and customer-relevant digital ad insertion,”

Terayon Reports Third Quarter 2004 Financial Results — October 28, 2004

continued Chase. “Our Subscriber product line should benefit from the accelerating rollout of VoIP services by cable operators as well as the continuing need to find new bandwidth within existing networks. We anticipate that our market leadership position and strong business models across both product lines will position us well to leverage these compelling market dynamics, which offer a significant growth opportunity and an accelerated path to profitability going forward.”

     In connection with this action, the Company currently anticipates a severance charge of approximately $3.2 million to $3.6 million in the quarter ending December 31, 2004.

Business Outlook

     For the fourth quarter of 2004, Terayon expects to report revenues in the range of $27 million to $31 million and anticipates a net loss in the range of $0.12 to $0.15 per share, including the effects of the estimated $3.2 million to $3.6 million severance charge. Excluding the effects of the estimated severance charge, Terayon expects a net loss in the range of $0.08 to $0.11 per share.

     Terayon will host a conference call today at 2 p.m. Pacific Time to further discuss its third quarter 2004 financial performance. A live audio webcast of the call will be available to the public from Terayon’s website at www.terayon.com/investor. In addition, a replay of the conference call will be available via telephone beginning October 28 at approximately 4 p.m. Pacific Time, and will be available through the close of business on November 28, 2004. Participants can access the replay by dialing 877-213-9653 (U.S.) or 630-652-3041 (international). The access code for the replay is 10131841. A replay of the audio webcast will also be available online at www.terayon.com/investor.

About Terayon

     Terayon Communication Systems, Inc. provides access, delivery and management platforms for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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Terayon Reports Third Quarter 2004 Financial Results — October 28, 2004

Press contact:	Investor contact:
Rebecca West AtomicPR (415) 703-9454 rebecca@atomicpr.com	Kristin Stokan Terayon Director, Finance (408) 486-5206 kristin.stokan@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon that involve risks and uncertainties. These statements include statements relating to (i) significant growth opportunity and accelerated path to profitability for Terayon’s Digital Video Solutions and Subscriber product lines as a result of market dynamics and industry developments, including increased HDTV offerings and roll-out of VoIP services, and Terayon’s ability to leverage this growth opportunity; (ii) the timetable for ceasing investment in the CMTS product line, the estimates for currently contemplated related charges and the timetable for when these charges will be incurred; and (iii) the expected range of revenues and net loss per share for the fourth quarter of 2004. These forward-looking statements are based on current expectations and Terayon assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise or actual results may differ materially from those described in this press release, including Terayon’s ability to develop and bring to market new, technologically advanced products that receive market acceptance; the convergence of industry developments and market dynamics contributing to the growth of Terayon’s Digital Video Solutions and Subscriber product lines and Terayon’s ability to leverage these opportunities; the expansion of operations by Terayon’s customers; the deployment of Terayon’s products in specific markets; Terayon’s ability to lower and align its operating expenses with market conditions; the continuation of improving trends in the cable industry; transitional challenges as a result of the changes in senior management staff; and the success of ceasing investment in the CMTS product line, including successfully implementing the reduction in work force, closing of certain facilities, managing the support needs of customers that have previously deployed Terayon’s CMTS products and anticipating the range of related costs, as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission. For more information about these and other potential factors that could affect Terayon’s business and financial results, see the discussion of “Risk Factors” in Terayon’s most recent 10-K and 10-Q filings, available on the SEC’s website at www.sec.gov.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003
Revenues	$37,202	$42,782	$37,628
Cost of product revenues	30,932	27,660	27,434

Gross profit	6,270	15,122	10,194

Operating expenses:
Research and development	8,697	8,516	9,363
Sales and marketing	6,222	5,411	6,452
General and administrative	2,993	2,953	2,783
Executive severance, restructuring costs and asset write-offs	1,462	3,579	(244)

Total operating expense	19,374	20,459	18,354

Loss from operations	(13,104)	(5,337)	(8,160)
Interest income	524	460	583
Interest expense	(812)	(826)	(787)
Other income (expense)	(45)	921	1,238

Loss before income tax expense	(13,437)	(4,782)	(7,126)
Income tax expense	(83)	(79)	(84)

Net loss	$(13,520)	$(4,861)	$(7,210)

Net loss per share, basic and diluted	$(0.18)	$(0.06)	$(0.10)

Shares used in per share calculation, basic and diluted	76,166	75,551	74,551

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Nine Months Ended
	September 30, 2004	September 30, 2003
Revenues	$121,151	$90,495
Cost of product revenues	87,361	70,762

Gross profit	33,790	19,733

Operating expenses:
Research and development	26,680	32,797
Sales and marketing	18,854	19,741
General and administrative	8,382	9,510
Executive severance, restructuring costs and asset write-offs	8,409	2,803

Total operating expense	62,325	64,851

Loss from operations	(28,535)	(45,118)
Interest income	1,437	2,394
Interest expense	(2,456)	(2,438)
Other income	1,155	1,038

Loss before income tax expense	(28,399)	(44,124)
Income tax expense	(229)	(214)

Net loss	$(28,628)	$(44,338)

Net loss per share, basic and diluted	$(0.38)	$(0.60)

Shares used in per share calculation, basic and diluted	75,745	73,994

Terayon Communication Systems, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2004	2003
ASSETS Current assets:
Cash and cash equivalents	$64,150	$30,188
Short-term investments	47,757	108,452
Accounts receivable, net	20,475	29,799
Other receivables, net	926	3,662
Inventories, net	15,529	16,364
Prepaid expenses and other assets	2,660	2,883

Total current assets	151,497	191,348
Property and equipment, net	9,134	11,871
Restricted cash and other assets, net	10,865	12,021

Total assets	$171,496	$215,240

LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities:
Accounts payable	$11,128	$26,049
Accrued payroll and other liabilities	27,804	29,356

Total current liabilities	38,932	55,405

Non-current liabilities	68,497	68,447
Stockholders’ equity	64,067	91,388

Total liabilities and stockholders’ equity	$171,496	$215,240